Securities Exchange Act of 1934 -- Form 8-K



                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Date of Report :
                              April 27, 2000
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                      CBL & ASSOCIATES PROPERTIES, INC.
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           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
---------------------     ---------------------     ---------------------
   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
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                              Page 1

                        CBL & ASSOCIATES PROPERTIES, INC.
                             Conference Call Outline
                               First Quarter 2000
                                 April 27, 2000
                                   10:00 a.m.



Good morning, everyone. We appreciate your participation in today's call to discuss our results for first quarter 2000. Before we begin, I would like to have Kelly Sargent, our Director of Investor Relations, read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

I would like to note that a transcript of John's comments will be filed as a form 8K later this morning, and will be available upon request, as well as available for replay on the Internet through a link on our website at www.cblproperties.com.

INCOME STATEMENT REVIEW
-----------------------
First quarter 2000 results reflect the continued focus on achieving growth in our portfolio through aggressive leasing, creative marketing, and our ongoing program of developing alternative revenue sources. We have now recorded our tenth consecutive quarter of double-digit growth in FFO per share.

The 20.8% increase in FFO per share for the first quarter of 2000 consisted of the following:

1. Improved operations in our portfolio, or internal growth accounted for 63.7% of this increase. This growth resulted primarily from improved base and percentage rents, higher occupancy levels, increased tenant recoveries and specialty rental income.

2. External growth through the opening of four new shopping centers and the acquisition of one mall, all of which occurred during the last fifteen months, accounted for 36.3% of the increase.

Other financial highlights were:

1. Income from operations increased 26.2% to $19 million in the first quarter, from $15 million in the same period a year ago.

2.       In  the  first  quarter,   same-center  NOI  increased  9.8%  over  the
         prior-year period. This considerable increase was driven by the 50% increase in percentage rents over the prior-year period.

3. Our cost recovery ratio increased to 95.3% in the first quarter compared with 91.8% for the same period one year ago.

Our FFO calculation remains one of the most conservative in the industry as we exclude outparcel sales from the calculation, due to the significant fluctuations which occur in the normal course of our business. The inclusion of $915,000 of outparcel sales in the first quarter 2000, would have increased FFO by $.03 per share compared to $.13 per share in outparcel sales for the first quarter of 1999. Before consideration of outparcel sales, our dividend payout ratio for the quarter was 58.4%. Including outparcel sales, the payout ratio was 56.8%. We expect our payout ratio to continue to trend down by the end of this year. Also not included in the Company's FFO calculation are gains on the sale of depreciable assets which were $2.6 million, or $.07 per share this quarter.

CAPITAL STRUCTURE
-----------------
The details of our capital structure are listed in our earnings release, so I will highlight a couple of areas. Consistent with our strategy, and we have protected ourselves against interest rate risks on our variable rate debt. Variable rate debt at the end of the quarter was $627.5 million with a weighted average interest rate of 7.1%. Through the execution of swap agreements, we have fixed the interest rates on $443 million of the variable rate debt on operating properties at a weighted average interest rate of 7.1%. An additional $50 million of interest rate caps, and a permanent loan commitment of $74.5 million leaves only $60 million of variable rate debt exposure, all of which is associated with construction properties.

A good indication of the strength of our balance sheet is the fact that, excluding normal principal amortization, we have only $253 million of debt maturities in the next two years of which approximately two thirds will be refinanced within the next six months. Another measure is our EBITDA coverage ratio, which was 2.54 times interest expense in the quarter compared with 2.61 times interest expense a year ago, and 2.53 for the year-ended 1999.

CAPITAL EXPENDITURES
--------------------
During the first quarter, we spent $2.2 million on revenue generating capital expenditures, $0.9 million on revenue neutral expenditures and had no revenue enhancing capital expenditures. The revenue neutral and revenue enhancing capital expenditures are primarily remodeling and renovation costs with the majority being recovered from tenants. For the full year, we expect to spend $12.0 million on revenue generating, $8.0 million on revenue enhancing and $12.6 million on revenue neutral capital expenditures.

During 2000 we will continue our proactive strategy of renovating and updating our properties. The renovations this year include the major renovations and expansions of Asheville Mall and Meridian Mall and five community centers. The Asheville, NC expansion and renovation will be completed in November of this year, and will include the addition of 88,000 square feet of small shop space, a new food court, a parking deck and two department store expansions. We are also renovating and expanding Meridian Mall in Lansing, Michigan. Improvements there include the addition of Jacobson's department store, which replaces the Service Merchandise store, as well as the addition of a new food court. Hudson's department store is also expanding by 50,000 square feet and the first phase of this project is to be completed in the fourth quarter of this year. These expenditures are representative of our commitment to investing in our properties which in turn should enhance shareholder value.

DEVELOPMENTS
-------------
We currently have 2.2 million square feet under construction, which includes; The Lakes Mall in Muskegon, MI; the mall expansion in Asheville, NC; four community centers, Gunbarrel Pointe in Chattanooga, TN Chesterfield Crossing in Richmond, VA, Coastal Way Shopping Center in Spring Hill, FL and Creekwood
Crossing, in Bradenton, FL; and one community center expansion, Sand Lake Corners in Orlando, FL. These projects represent a total investment of approximately $130.2 million, of which $48.3 million has been invested through March 31, 2000. Construction loans are closed and or committed for the remaining costs. Initial unleveraged yields on these centers are expected to range from 9% to 11% after management and development fees. Excluding these fees, the yields would increase by approximately 140 basis points.

Our development pipeline today includes two malls. The Mall of South Carolina in Myrtle Beach, a joint venture with the land owner Burroughs & Chapin. We expect to begin construction this year with an opening to occur in 2002. The schedule could be somewhat delayed by pending litigation concerning some tax issues with the local school board. Parkway Place in Huntsville, AL, which was acquired late 1998, and is a joint venture with Colonial Properties. We recently announced that Dillard's and Parisian will be the anchor department stores for the Parkway Place redevelopment. Though construction for Parkway Place is subject to tax increment financing and other approvals, we anticipate commencement of construction this year with a projected opening date in the fall of 2002.

ACQUISITIONS/DISPOSITIONS
-------------------------
In the first quarter we announced the $19 million sale of two properties, Fiddler's Run in Morganton, NC and University Crossing in Pueblo, CO. The proceeds from these sales were used to purchase one of our two co-developments a property located in Flower Mound, a suburb of Dallas and anchored by Winn-Dixie. Kroger is purchasing the Winn-Dixie stores in Dallas market area. We are currently pursuing additional dispositions of selected community centers in "one-off' transactions, and will report on those as they occur. The select disposition of assets continues to be a priority for us, but we will only do so if the transaction enhances shareholder value.

Acquisition opportunities remain available; however, we will continue to be selective and opportunistic. We will not purchase assets merely for "spread investing". Any project we purchase must have a value-added component.

IMPROVED OPERATIONS - INTERNAL GROWTH
-------------------------------------
The strong internal growth generated in 1999 is continuing into 2000, as evidenced by the higher occupancy and increased mall shop sales. For the first quarter, community centers reported the highest occupancy at 98.1%, but we were also pleased with occupancy in the stabilized and new mall portfolio, which was a combined 91.2% at the end of the first quarter. Excluding Parkway Place, where we are not renewing expiring leases due to its imminent redevelopment, and excluding Springdale Mall, which we continue to reposition, total mall occupancy would have been 91.9%. As a result of our high occupancy level, we feel we have the ability to replace underperforming tenants with those that can generate higher sales and rents.

LEASING
-------
In the first quarter we leased approximately 239,000 square feet, with average renewal rents for the quarter up over the prior rent and percentage rent 8.4% in the malls, 16.7% in associated centers, and 5.4% in the community centers. Continued strength in renewal leasing is an important component of our internal growth as we re-lease the square footage scheduled to roll over in our properties this year.

SALES
-----
Retail sales in our malls as a whole continued to increase in the first quarter. Sales were up 2.2% on a comparable per square foot basis in the first quarter over the prior-year period and total mall sales volume increased 4%. The percentage increase is less this year than last primarily due to the Easter holiday falling in late April. Consistent with our conservative approach to reporting, our calculation of sales includes mall stores of less than 30,000 square feet. Even though per square foot sales could be increased substantially by reducing this cut off to 10,000 square feet, we prefer to gauge our results from as many tenants as possible. Occupancy costs as a percentage of sales at our malls was 11.8% for the twelve months ending March 31, 2000 compared to 11.2% for the twelve months ending March 31, 1999.

RETAIL OUTLOOK
--------------
The robust strength displayed by retail in 1999, has continued into 2000, but still a few retailers have displayed problems in spite of this strong economy. Last week, Winn-Dixie announced they would be closing 114 store locations. We own three Winn-Dixies stores, one of which we know is closing. This store is located on Hilton Head Island, SC, where we have been actively pursuing a replacement tenant. Two additional stores are owned by Winn-Dixie. One other store is in a non-owned shopping center managed for a third-party.

In the first quarter, Foot Star acquired three Just for Feet locations in our portfolio. Four other locations were not acquired by Foot Star. Three are `main mall' locations, totaling less than 16,000 square feet and releasing negotiations are currently under way.

THE STATE OF TENNESSEE FRANCHISE AND EXCISE TAX LAW
---------------------------------------------------
In June 1999, the state of Tennessee enacted legislation that extends franchise and excise taxes to limited liability entities. We estimate this legislation's maximum impact to is us approximately $.06 per share which we are accruing. Last year we joined NAREIT's task force working with legislators in Nashville to change this legislation as it pertains to REITs. We have now become somewhat pessimistic as to receiving relief from the existing legislation. The Tennessee legislature reconvened in January and we expect the final decision by the end of the second quarter.

E-COMMERCE
----------
Venture capital, once readily available to anyone with a dot com idea, has now become scarce. Peapod, once the forerunner of dot com grocery delivery retailers became seriously cash constrained and was purchased by the grocery chain Ahold. CDNOW, which was once the No. 1 music site, faces major problems and may not survive. We believe the multi-channel retailers that have been able to integrate the Internet as an additional distribution channel will continue to dominate the market.

At CBL our Internet strategy is continuing to evolve. Each of our malls have updated web sites with a new look and increased functionality. These upgrades are more customer-oriented and include a number of new features such as coupons and gift certificate sales. We have also added a guest book to our mall web sites which allows us to communicate with our customers via e-mail. We will continually add capabilities to our web sites and expand our presence on the Internet to reach our customers more directly and to drive sales and traffic into our malls. We continue to examine various options for Internet kiosks, and wiring the malls for high speed connectivity thus creating additional revenue generating opportunities. At CBL, we see the convergence of bricks and clicks as an opportunity to benefit our shareholders.

OUTLOOK
-------
Our outlook is both cautious but positive for our industry.

|X| We believe that interest rates will continue to trend up, validating our strategy to minimize and protect our interest rate exposure.
|X| We continue to see our operating properties as the significant driver of FFO growth.
|X| We will continue to seek opportunities to recycle capital to higher return opportunities.

That concludes our conference call. I would be glad to answer any questions.



                   Renewal Leasing for the First Quarter 2000

                           Prior PSF
                       Rent & Percentage        New PSF             New PSF               % Change            %Change
                             Rent               Rent-Initial          Rent-Avg.            Initial             Average

Malls                       $23.84               $25.25               $25.84                5.9                 8.4

Associated Centers           12.00                13.00               14.00                 8.3                 16.7

Community Centers            9.55                 9.69                10.07                 1.4                 5.4



        Total Leasing Compared to Tenants Vacating for First Quarter 2000

                          Leased         Avg. Rate       Vacated       Avg. Rate
                          ------         ---------       -------       ---------
Malls                    163,650         $27.75          76,862        $20.57

Associated Centers         1,600           14.00          15,180         12.27

Community Centers         68,765           10.20          17,550         11.73


                                Restated FFO - eliminate the add back of written off development costs
                                        (In thousands, except per share amounts)

                                          First          Second          Third        Fourth          Year
                                         Quarter        Quarter         Quarter      Quarter         Ended
Reported
----------
FFO                                      $27,310         $27,604        $31,065        $31,968       $117,947

FFO per Diluted Share                       0.74            0.75           0.84           0.87           3.21

Restated
----------
FFO                                      26,568          27,458          30,983         31,264        116,273

FFO Per Diluted Share                      0.72            0.75            0.84           0.85           3.16

Write off of development costs no
longer added back                           742             146              82            704          1,674

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                           Vice Chairman,
                                          Chief Financial Officer and
                                                  Treasurer
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)



Date:   April 27, 2000